Exhibit 99




                                                           FOR IMMEDIATE RELEASE

CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES 10.2% INCREASE IN EARNINGS FOR NINE MONTHS ENDED SEPTEMBER 30, 2003

ORANGEBURG, South Carolina, October 29, 2003 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $4,338,000 or $.98 per diluted share for the nine months ended September 30, 2003 compared to $3,936,000 or $1.09 per diluted share for the nine months ended September 30, 2002, an increase of $402,000 or 10.2%.

Net income for the third quarter 2003 was $1,572,000 or $.36 per diluted share compared to $1,600,000 or $.37 per diluted share for the third quarter of 2002.

Consolidated assets for Community Bankshares totaled $460.3 million at September 30, 2003 compared to $437.3 million at December 31, 2002, an increase of $23 million or 5.3%. For the same periods, gross loans totaled $324 million compared to $306.5 million, an increase of $17.5 million or 5.7%. For the same periods, deposits totaled $355.8 million compared to $337.1 million, an increase of $18.7 million or 5.5%.

Company CEO and Chairman E. J. Ayers stated, "The first nine months of 2003 were impacted by historically low interest rates that have put ongoing pressure on our banks' net interest margins, the recent increase in mortgage rates that has slowed demand for new mortgages in a year that's been otherwise outstanding for our mortgage company, and the July 2002 acquisition of the Bank of Ridgeway. Our company has met these challenges and opportunities in an outstanding manner. During 2004 we expect to see gradual improvement in net interest margins and more positive benefits from the Ridgeway acquisition. We believe we're in a good position going into 2004 to continue the growth in our company's balance sheet and income statement, as economic conditions continue to improve and interest rates gradually rise."

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, and uncertainties associated with the development of technology. Investors are directed to the company's 2002 annual report, which is available from the company without charge for a more complete description of the company's business.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (unaudited)

All amounts in thousands, except per share data                        Nine months ended Sept. 30,          Quarter ended Sept. 30,
                                                                       ---------------------------          -----------------------
Income statement summary                                                 2003              2002             2003              2002
                                                                         ----              ----             ----              ----
Net interest income ........................................           $12,434           $10,357           $ 4,261           $ 4,187
Provision for loan losses ..................................               775               597               232               239
Non-interest income ........................................             7,154             5,078             2,523             1,917
Non-interest expense .......................................            12,062             8,763             4,109             3,440
Income tax expense .........................................             2,413             2,139               871               825
   Net income after taxes ..................................             4,338             3,936             1,572             1,600
Basic earnings per common share:
   Average shares ..........................................             4,310             3,488             4,315             4,309
   Earnings per share ......................................           $  1.00           $  1.13           $  0.36           $  0.37
Diluted earnings per common share:
   Average shares ..........................................             4,424             3,599             4,429             4,421
   Earnings per share ......................................           $  0.98           $  1.09           $  0.35           $  0.36
Cash dividends per share ...................................           $  0.27           $  0.24           $  0.09           $  0.08

                                             Sept.30,      Dec.31,      Sept.30,
Balance Sheet summary                         2003          2002         2002
                                              ----          ----         ----
Gross loans ..........................      $323,992      $306,484      $300,051
Total assets .........................       460,291      $437,320       421,159
Total deposits .......................       355,533      $337,062       334,125
Shareholders' equity .................        46,972      $ 43,717        42,741
Common shares outstanding ............         4,318         4,304         4,304
Book value per share .................      $  10.88      $  10.16      $   9.93




                                       2